Exhibit 10.13

LICENSE AGREEMENT

This License Agreement, effective upon the date of last signature herein (the “EFFECTIVE DATE”), by and between The Penn State Research Foundation (hereinafter referred to as “PSRF”), a non-profit corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and having an office at 304 Old Main, University Park, PA 16802, and Spheric Technologies, Inc., a corporation organized under the laws of the State of Arizona (hereinafter referred to as “LICENSEE”), having its principal office at 4708 East Van Buren Street, Phoenix, AZ 85008.

WITNESSETH

WHEREAS, Rustum Roy, Dinesh Agrawal, Jipeng Cheng, Paul Gigl, Shalva Gedevanishvili, Vaidhyanathan Balasubramaniam, and Thomas Shrout, current or former employees of The Pennsylvania State University (the “UNIVERSITY”) have made the following inventions, all filed as The Pennsylvania State University Invention Disclosures and collectively referred to as the “INVENTION”:

•	Invention Disclosure number 95-1521 entitled “Apparatus and Method for Microwave Sintering of Cobalt Cemented Tungsten Carbide

•	Invention Disclosure number 97-1788 entitled “Sintering of Powder Metal (PM) Components Using Microwave Energy”

•	Invention Disclosure number 98-2042 entitled “Novel Method for the Microwave Processing of Metals, Ceramics, Glasses, and Composites Using Highly Absorbing Pastes”

•	Invention Disclosure number 99-2141 entitled “Microwave Processing in Pure H Field and Pure E Fields”

•	Invention Disclosure number 2000-2238 entitled “Sintering of Polycrystalline Alumina to Translucency Using Microwave Sintering for Lighting Applications and Gems”;

WHEREAS, PSRF is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the UNIVERSITY and is responsible for developing inventions made by employees of the UNIVERSITY by evaluating invention disclosures, pursuing patents, and pursuing licensing arrangements thereon;

WHEREAS, PSRF is the owner of certain “PATENT RIGHTS” (as defined herein below) relating to INVENTION and has the right to grant licenses under PATENT RIGHTS;

WHEREAS, LICENSEE received and evaluated details of the INVENTION and has notified PSRF that LICENSEE wishes to obtain a license under the PATENT RIGHTS for the commercial development of the INVENTION on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I—DEFINITIONS

For purposes of this License Agreement, the following words and phrases shall have the following meanings:

1.1 “LICENSEE” shall be SPHERIC TECHNOLOGIES, INC.

1.2 “FIELD” shall mean the following:

1.2.1 batch and/or continuous processing by sintering, whereby sintering is accomplished by utilizing microwave energy in air and controlled atmospheres, of green parts prepared from powder metals or metal composites for any application or product; BUT specifically excluding “non-oxide hard and superhard materials produced by microwave sintering and used in the cutting and wear industry’ or “powder metal base coils used for downhole drilling”;

1.2.2 batch and/or continuous processing by sintering, whereby sintering is accomplished by utilizing microwave energy in air and controlled atmospheres, of green parts prepared from alumina for any transparent applications or products;

1.2.3 batch and/or continuous processing by heating of articles composed of monolithic metals, whereby the heating is accomplished by utilizing microwave energy and a thin layer of highly microwave absorbent powder metal material around at least a portion of a container made of microwave transparent material;

1.2.4 batch and/or continuous processing by sintering and/or heating, whereby sintering and/or heating is accomplished by utilizing microwave energy in air and controlled atmospheres to form multilayer electronic devices composed of an electrode layer alternating with a dielectric layer where the electrode consists of either nickel or copper or any alloy of nickel and copper;

1.2.5 batch and/or continuous processing of materials by sintering and/or heating, whereby the sintering and/or heating is accomplished by utilizing microwave energy in air and controlled atmospheres, and in pure electric or magnetic fields as generated by the microwave energy.

1.3 “TERRITORY” shall mean THE WORLD.

1.4 “PATENT RIGHTS” shall mean all of those rights, without limitation as described below:

1.4.1 U.S. Patent No. 6,004,505 issued on December 21, 1999, (related to invention disclosure 95-1521) together with all pending and issued foreign counterparts of such patent filed and prosecuted pursuant to Article 6;

1.4.2 U.S. Patent No. 6,066,290 issued on May 23, 2000, (related to invention disclosure 95-1521).

1.4.3 U.S. Patent No. 6,126,895 issued on October 3, 2000 (related to invention disclosure 95-1521).

1.4.4 U.S. Patent No. 6,183,689 issued on February 6, 2001 (related to invention disclosure 97-1788).

1.4.5 U.S. Patent No. 6,805,835 issued on October 19, 2004 (related to invention disclosure 97-1788).

1.4.6 U.S. Patent No. 6,512,216 issued on January 28, 2003 (related to invention disclosure 98-2042).

1.4.7 U.S. Patent No. 6,365,885 issued on April 2, 2002 (related to invention disclosure 99-2188).

1.4.8 U.S. Patent No. 6,812,441 issued on November 2, 2002 (related to invention disclosure 2000-2328).

1.4.9 U.S. Patent No. 6,610,241 issued on August 26, 2003 (related to invention disclosure 99-2141).

1.5 “LICENSED PRODUCT” shall mean any process, product or part thereof, or use of a product or part thereof, which is covered in whole or in part by at least one unexpired claim of PATENT RIGHTS in the country in which any such process, product or part thereof is made, used, or sold.

1.6 “NET SALES” for LICENSED PRODUCT shall mean: (1) the revenue derived from the sale, lease, transfer or consignment of LICENSED PRODUCT by LICENSEE or AFFILIATE to independent third parties less the following amounts: (i) all normal and customary discounts in the trade (i.e. cash discounts, volume discounts and rebates); and (ii) credits or allowances actually granted upon claims or returns; each determined in accordance with generally accepted accounting principles consistently applied; or (2) the revenue derived from the sales commission, profit, or any other transaction fee collected by LICENSEE or AFFILIATE for the case where a LICENSED PRODUCT is provided by an independent third party that has acquired a sublicense from LICENSEE, to the LICENSEE or AFFILIATE for the sale, lease, transfer, or consignment of LICENSED PRODUCT by LICENSEE or AFFILIATE to other independent third parties.

1.7 “SUBLICENSING REVENUE” shall mean all cash, royalties, sublicensing fees, option fees, maintenance fees, other lump sum payments and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to LICENSEE by each sublicensee of LICENSEE or third party in consideration for license rights and/or technology rights covering manufacturing, marketing, or distribution provided hereunder. LICENSEE shall provide documentation as provided under Article V herein of any such payment(s).

1.8 “AFFILIATE” shall include an organization, the voting equity of which is directly or indirectly controlled by LICENSEE, an organization that directly or indirectly controls the voting equity of LICENSEE, and an organization, the majority of which is directly or indirectly common to the ownership of the LICENSEE. Control for the purposes of this definition shall mean possession (by ownership, contract, or otherwise) of at least fifty percent (50%) of the voting equity of the respective organization.

ARTICLE II—THE LICENSE

2.1 Subject to any preexisting rights, if any, of the Government of the United States created by the use of Government funding, PSRF hereby grants to LICENSEE an exclusive right and license in the TERRITORY for the FIELD, with right to sublicense, to the PATENT RIGHTS numbered 1.4.1 – 1.4.8 in Paragraph 1.4, to the extent not prohibited by other patents, to make, have made, use, lease, and sell LICENSED PRODUCTs for the term set forth herein, unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein.

2.2 Subject to any preexisting rights, if any, of the Government of the United States created by the use of Government funding, PSRF hereby grants to LICENSEE an nonexclusive right and license in the TERRITORY for the FIELD, with right to sublicense, to the PATENT RIGHTS numbered 1.4.9 in Paragraph 1.4, to the extent not prohibited by other patents, to make, have made, use, lease, and sell LICENSED PRODUCTs for the term set forth herein, unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein.

2.3 PSRF reserves the rights for itself and the UNIVERSITY to practice under the PATENT RIGHTS for their own research and educational purposes.

2.4 Certain PATENT RIGHTS resulted from federally-supported research, and their assignment is governed by the applicable provisions of the Federal funding agreements, including the 35 USC Chapter 18 (the “Bayh-Dole Act”), 37 CFR Part 401.

2.5 LICENSEE shall have the exclusive right, at its sole discretion, to sublicense any of the rights, privileges and license granted hereunder during the term of this License Agreement.

2.6 All sublicenses granted by LICENSEE of its rights hereunder shall be subject to the terms of this License Agreement and shall provide for the payment of running royalties hereunder at amounts at least equal to the levels specified for payments by LICENSEE to PSRF in Paragraph 3.2 hereof. However, upon the prior consent of PSRF, LICENSEE may grant a sublicense having running royalties at lower levels, such consent not to be unreasonably withheld or delayed. Sublicensees shall not be permitted to grant any further sublicenses. LICENSEE shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of LICENSEE hereunder. Any act or omission of a sublicensee which would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this License Agreement. Each sublicense agreement granted by LICENSEE shall include an audit right by PSRF of the same scope as provided in Article V hereof with respect to LICENSEE. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this License Agreement.

2.7 LICENSEE agrees to forward a copy of any and all sublicense agreements to PSRF promptly after execution thereof, and to forward to PSRF a copy of reports received by LICENSEE from its sublicensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.8 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this License Agreement, without the express prior written permission of PSRF.

2.9 The license rights granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise to any technology owned or controlled by PSRF which is not specifically set forth herein.

2.10 In the event of non-performance or voluntary surrender of any of these PATENT RIGHTS by LICENSEE, PSRF may revert such PATENT RIGHTS as LICENSEE abandons for relicense.

ARTICLE III—PAYMENTS

3.1 In partial consideration of the rights granted by this License Agreement, LICENSEE shall pay to PSRF a non-refundable, License Issue Fee of twenty-five thousand dollars ($25,000.00) payable according to the following schedule:

(a) Ten thousand dollars ($10,000.00) shall be paid by LICENSEE to PSRF eighteen (18) months after the EFFECTIVE DATE of this License Agreement; and

(b) Fifteen thousand dollars ($15,000.00) shall be paid by LICENSEE to PSRF twenty-four (24) months after the EFFECTIVE DATE of this License Agreement.

3.2 In addition to the foregoing License Issue Fee, LICENSEE shall pay PSRF a running royalty of three percent (3%) of NET SALES. Such running royalties shall be payable as provided in Paragraph 3.7.

3.3 In the event that the running royalties paid on NET SALES and SUBLICENSING REVENUE in any calendar year do not reach the minimum amount set out below for such year, LICENSEE shall pay an additional amount with the payment due for the period ending December 31 of such year, so that the total amount paid for such year shall reach such minimum amount:

•	Third year anniversary of EFFECTIVE DATE (2009)	$25,000.00

•	Fourth through sixth year anniversary of EFFECTIVE DATE (2010-2012)	$50,000.00

•	Seventh through tenth year anniversary of EFFECTIVE DATE (2013-2016)	$100,000.00

•	Each remaining anniversary of the EFFECTIVE DATE for the remainder of the term of the License agreement	$250,000.00

Such payment of the additional amount shall be made by LICENSEE to PSRF within thirty (30) days after December 31 of each year of this License Agreement.

3.4 In addition to the foregoing fees and running royalties, LICENSEE agrees to pay to PSRF as royalties hereunder for all SUBLICENSING REVENUE according to the following percentages and schedule:

•	Year 2007	7%

•	Year 2008	10%

•	Year 2009	15%

•	Year 2010 until end of term of License Agreement	20%

3.5 Payment of the royalties specified in Paragraph 3.2 and 3.4 shall be made by LICENSEE to PSRF within thirty (30) days after June 30 and December 31 of each year during the term of this License Agreement covering the quantity of LICENSED PRODUCTs sold by LICENSEE during the preceding half-year. After termination or expiration of this License Agreement, a final payment shall be made by LICENSEE covering the whole or partial half year. Each payment shall be accompanied by a written statement of NET SALES as described in Paragraph 5.2 hereunder.

3.6 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to PSRF in University Park, PA or at such other place as PSRF may reasonably designate.

3.7 For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of United States dollars with such currency quoted by The Chase Manhattan Bank, New York, New York, on the last business day of the payment period in question shall be used.

3.8 No multiple royalties shall be payable because any LICENSED PRODUCTs, their manufacture, use, lease or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this License Agreement.

3.9 All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of 2% above the prime rate in effect at the Chase Manhattan Bank, New York, New York, on the due date. The payment of such interest shall not foreclose PSRF from exercising any other rights it may have as a consequence of the lateness of any payment.

3.10 LICENSEE’s failure to make payments in accordance with Paragraphs 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 14.3 hereof.

ARTICLE IV—MARKETING EFFORTS

4.1 LICENSEE shall use reasonable efforts, consistent with those typical of a commercial business, to diligently bring one or more LICENSED PRODUCTS in the entire FIELD into the commercial market as soon as practicable and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the term of this License Agreement.

4.2 LICENSEE’s failure to perform in accordance with Paragraph 4.1 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 14.5 hereof. However, if LICENSEE’s failure to perform in accordance with Paragraph 4.1 is due to a lack of commercially available LICENSED PRODUCTS in the entire FIELD as defined herein by Paragraph 1.2, then PSRF and LICENSEE agree to discuss a reduction of the scope of the FIELD. Any reduction of the scope of the FIELD would be implemented by an amendment to this agreement.

4.3 In the event that LICENSEE in its sole discretion decides to market one or more LICENSED PRODUCTs in any country, then LICENSEE shall exert reasonable efforts to have such LICENSED PRODUCTs cleared for marketing by the responsible government agencies of that country requiring such clearance. Should LICENSEE terminate this License Agreement, LICENSEE agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to PSRF at no cost to PSRF.

ARTICLE V—REPORTS AND RECORDS

5.1 LICENSEE shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to PSRF hereunder. Said books, records and accounts shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate division of LICENSEE to which this License Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5) years following the end of the calendar year to which they pertain, to the inspection of PSRF or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this License Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to PSRF’s detriment, LICENSEE agrees to reimburse PSRF for the full cost of such inspection.

5.2 LICENSEE shall, within thirty (30) days of June 30 and December 31 of each year, deliver to PSRF true and accurate reports, giving such particulars of the business conducted by LICENSEE, AFFILIATE, and its sublicensees during the preceding calendar half-year under this License Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall be duly signed by an authorized signatory of LICENSEE on behalf of LICENSEE and shall include at least the following:

(a) number and type of LICENSED PRODUCTs manufactured and sold by LICENSEE, AFFILIATE, and its sublicensees;

(b) total billings and commissions for LICENSED PRODUCTs sold by LICENSEE, AFFILIATE, and its sublicensees;

(c) listing of applicable deduction as provided in paragraph 1.6 hereinabove;

(d) royalties due on sublicensee payments under paragraph 3.4 hereinabove;

(e) total royalties due; and

(f) names and addresses of all sublicensees of LICENSEE or AFFILIATE.

5.3 With each such report submitted, LICENSEE shall pay to PSRF the royalties due and payable under this License Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4 LICENSEE shall use the royalty reporting sheet attached hereto as Appendix A, or a substantial equivalent, to fulfill the royalty and reporting requirements of this Article V.

ARTICLE VI—PATENT PROSECUTION AND MAINTENANCE

6.1 Responsibility for Patent Prosecution. PSRF shall apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this Agreement. The prosecution, filing and maintenance of patent applications and patents which issue therefrom shall be the primary responsibility of PSRF, or its designee, but wherever practical, LICENSEE shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications. During the patent preparation, prosecution and maintenance process, LICENSEE shall have reasonable opportunities to advise PSRF to ensure that said PATENT RIGHTS adequately address the commercial and business needs of LICENSEE.

6.2 U.S. Patent Filings. LICENSEE shall reimburse PSRF for all reasonable and ordinary fees and external costs, incurred at any time, relating to the filing, prosecution, and maintenance of U.S. provisional and non-provisional applications and resulting patents, pursuant to the conditions set forth herein. PSRF shall promptly provide copies of invoices for all such expenses and LICENSEE shall make payment thereof within thirty (30) days of its receipt. For those expenses that PSRF has already incurred, LICENSEE shall reimburse PSRF the following amounts according to schedule below:

(a) Twenty-five thousand two hundred and forty-seven dollars ($25,247.00) payable upon the EFFECTIVE DATE of this License Agreement;

(b) Twenty-five thousand two hundred and forty-seven dollars ($25,247.00) payable nine (9) months after the EFFECTIVE DATE of this License Agreement;

(c) Twenty-five thousand two hundred and forty-eight dollars ($25,248.00) payable twelve (12) months after the EFFECTIVE DATE of this License Agreement

6.3 International Patent Filings. LICENSEE understands and agrees that the primary responsibility for the costs of all foreign patent filings shall be LICENSEE’s, and that LICENSEE’s failure to timely communicate its decision regarding foreign filing and payment thereof will result in a loss of rights to LICENSEE. LICENSEE shall notify PSRF no later than three (3) months before applicable bar dates, as to the foreign countries in which it wishes PSRF to continue to seek patent protection. Payment of all fees and costs relating to the filing, prosecution, and maintenance of said foreign patent rights shall be the direct responsibility of LICENSEE, provided LICENSEE is kept reasonably informed and given advance estimates where practical. If LICENSEE does not within twenty (20) days of receipt provide advance payment thereof, LICENSEE agrees herein that said non-payment shall constitute a binding waiver of any right to obtain said foreign protection and LICENSEE holds PSRF harmless from any claim based thereon.

6.4 Abandonment. In the event LICENSEE decides not to continue prosecution of a patent application to issuance, or to maintain any United States or foreign patent application within the PATENT RIGHTS, LICENSEE shall timely notify PSRF in writing in order that PSRF may continue said prosecution or maintenance of such intellectual property at its own expense. LICENSEE’s right under this License Agreement to any claims contained within the PATENT RIGHTS for any country in which LICENSEE does not continue prosecution or maintenance in accordance with paragraph 6.2 or 6.3 above shall immediately terminate upon failure of LICENSEE to advance costs hereunder, but only for the applicable country or countries.

6.5 Grounds for Material Breach. LICENSEE’s failure to make payments in accordance with Paragraph 6.2 and 6.3 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Article XIV hereof

ARTICLE VII—INFRINGEMENT AND OTHER ACTIONS

7.1 LICENSEE and PSRF shall promptly provide written notice to the other party of any alleged infringement by a third party of any patent licensed hereunder under PATENT RIGHTS and provide such other party with any available evidence of such infringement.

7.2 During the term of the License Agreement, PSRF shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the PATENT RIGHTS. In furtherance of such right, LICENSEE hereby agrees that PSRF may join LICENSEE as a party in any such suit, without expense to LICENSEE. The total cost of any such action, commenced or defended solely by PSRF, shall be borne by PSRF, which shall keep any recovery or damages derived therefrom.

7.3 If within six (6) months after having been notified of any alleged infringement, PSRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if PSRF shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD, then, and in those events only, LICENSEE shall have the right, but not the obligation, at its own expense and utilizing counsel of its choice, to prosecute any infringement of, and/or defend any challenge to, the PATENT RIGHTS, and LICENSEE may, for such purposes, join PSRF as a party plaintiff, provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive, or as in 1.4.9, non-exclusive. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the consent of PSRF, which consent shall be timely given and not unreasonably be withheld. LICENSEE agrees to keep PSRF reasonably informed as to the status of any such action and to provide copies to PSRF, upon request by PSRF, of any papers or information relevant to the prosecution of any such action. LICENSEE shall timely inform PSRF of any offer for settlement presented by a third party for any such action and LICENSEE shall consider PSRF’s input in deciding whether or not to accept any such settlement offer. The total cost of any such action commenced or defended solely by LICENSEE shall be borne by LICENSEE.

7.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS, as provided in Paragraph 7.2 or 7.3, any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of PSRF for any payments under Article III past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be subject to the royalty schedule as expressed in paragraph 3.4.

7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against LICENSEE, PSRF, at its option, shall have the right, within (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.6 In any infringement suit as either party may institute to enforce the PATENT RIGHTS pursuant to this License Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.7 LICENSEE, during the exclusive and, in the case of 1.4.9, the non-exclusive period of this License Agreement, shall have the sole rights in accordance with the terms and conditions herein to sublicense any alleged infringer in the TERRITORY for the FIELD for future use of the PATENT RIGHTS. Any upfront fees as part of such a sublicense shall be treated as in Paragraph 3.4; other royalties shall be treated per Article III.

ARTICLE VIII—INDEMNIFICATION

8.1 LICENSEE shall at all times during the term of this License Agreement and thereafter, indemnify, defend and hold PSRF, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTs or arising from any obligation of LICENSEE hereunder.

8.2 Prior to the first commercial sale of a LICENSED PRODUCT or LICENSED PROCESSES, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and PSRF with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list PSRF and The Pennsylvania State University as an additional insured thereunder, shall include product liability coverage and shall require thirty (30) days written notice to be given to PSRF prior to any cancellation or material change thereof The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000). LICENSEE shall provide PSRF with Certificates of Insurance evidencing the same.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT, PSRF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS LICENSE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY PSRF THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL PSRF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER PSRF SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE IX—EXPORT CONTROLS

9.1 LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued, and all costs thereof shall be borne by LICENSEE.

ARTICLE X—NON-USE OF NAMES

10.1 LICENSEE shall not use the names, images or trademarks of UNIVERSITY, PSRF, or any of their employees, or any adaptation thereof, in any advertising, promotional, securities, or sales literature without prior written consent obtained from PSRF, in each case, except that LICENSEE may, without prior written consent, state that it is licensed by PSRF, under one or more of the patents and/or applications comprising the PATENT RIGHTS.

ARTICLE XI—PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

11.1 Any payment, notice or other communication pursuant to this License Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party as follows:

In the case of THE PENN STATE RESEARCH FOUNDATION:

President

The Penn State Research Foundation

c/o Intellectual Property Office

113 Technology Center

University Park, PA 16802-7000

In the case of LICENSEE:

President

Spheric Technologies, Inc.

4708 East Van Buren Street

Phoenix, AZ 85008

ARTICLE XII—ASSIGNMENT

12.1 This License Agreement shall not be assignable and any attempt to do so shall be void, provided that LICENSEE may assign this License Agreement, in whole but not in part, to its legal successor or to a person or entity that acquires substantially all of the assets associated with the business that makes, sells, or distributes the LICENSED PRODUCTs. LICENSEE shall provide notice of any such assignment to PSRF, and PSRF shall be entitled to request that such assignee provide a written certification to PSRF stating that it has the intent and the ability to commercialize the LICENSED PRODUCT. All covenants, agreements, representations, -warranties and undertakings in this License Agreement made by and on behalf of a Party shall bind and inure to the benefit of the successors and permitted assigns of such Party.

ARTICLE XIII—DISPUTE RESOLUTION

13.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Centre County Court of Common Pleas or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes PSRF and LICENSEE each hereby irrevocably consents and submits.

13.2 Notwithstanding the foregoing, nothing in this Article XIII shall be construed to waive any rights or timely performance of any obligations existing under this License Agreement.

ARTICLE XIV—TERM AND TERMINATION

14.1 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months notice to PSRF, and upon payment of all amounts due PSRF through the effective date of the termination.

14.2 Unless earlier terminated as hereinafter provided, this License Agreement shall continue until the end of the life of the last to expire patent of PATENT RIGHTS.

14.3 Financial Solvency of LICENSEE. LICENSEE agrees that as a part of its material inducement to PSRF to enter this License Agreement, it shall provide PSRF with at least ninety (90) days written notice hereunder of its intent to file a petition in Bankruptcy, whether it is for a Chapter 7, 11, 13 or any other such petition. LICENSEE agrees and understands that PSRF has an obligation to University, a land grant institution under the Morrell Act, to license the PATENT RIGHTS pursuant to terms and conditions which maximize the public benefit. PSRF shall have the right to immediately terminate this License Agreement by giving written notice to LICENSEE, in the event LICENSEE does any of the following: a) provides notice hereunder of its intent to file (or does actually file without providing said notice) a petition in bankruptcy under Chapter 7 or 13, b) attempts to make an assignment hereof for the benefit of creditors, c) discontinues or dissolves its business, or d) if a receiver is appointed for LICENSEE. In the event LICENSEE notifies PSRF of its intent to file (or does actually file without providing said notice) a petition in Bankruptcy under Chapter 11, LICENSEE’s exclusive right and license in the TERRITORY for the FIELD to the PATENT RIGHTS numbered 1.4.1—1.4.8 in Paragraph 1.4 shall continue as defined elsewhere in the AGREEMENT provided that LICENSEE maintains all payments and reports as structured elsewhere in this AGREEMENT and also provided that LICENSEE maintain marketing efforts to sell the

LICENSED PRODUCTS at a level consistent with Section 4.1 of this AGREEMENT. The LICENSEE will report marketing activities on a quarterly basis with PSRF during any period under a Chapter 11 filing; any failure to report such marketing activities or to maintain marketing activities at a level consistent with 4.1 will result in a conversion of this LICENSE to a non-exclusive status. Should an insolvency filing force LICENSEE to transfer or attempt to transfer or assign the LICENSE, such transfer or assign may only take place in accordance with Article XII.

14.4 Financial Breach. In the event LICENSEE has breached its obligations to pay royalties or fees under Article III of this License Agreement, and/or fails to file royalty reports in accordance with Article V of this License Agreement, (hereafter “Financial Breach”) PSRF shall provide LICENSEE with written notice of said breach, and LICENSEE shall have a period of thirty (30) days to cure said breach. In the event LICENSEE does not fully cure the breach within that thirty (30) day period, and fails within that thirty (30) days to commence mediation pursuant to Article XIII of this License Agreement alleging grounds for its non-payment thereof this License Agreement shall be automatically terminated without further notice or action by PSRF. Notwithstanding LICENSEE’s rights to cure herein, in the event LICENSEE commits a Financial Breach more than two times within any calendar year within the term of this License, PSRF shall be entitled to give notice of breach which shall become effective immediately upon LICENSEE’s receipt of said Notice, and for which LICENSEE shall not have any further right of “cure.”

14.5 Failure of Other Performance. Upon any material breach of performance under this License Agreement, by LICENSEE, other than those occurrences set out in Paragraphs 14.2 or 14.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 14.4, PSRF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder effective sixty (60) days after PSRF first notifies LICENSEE of the alleged breach under the notice provisions contained in Article XIV of this License Agreement. As used in this License Agreement, the term “Material Breach of Performance” shall include, but not be limited to the following: breach of due diligence provisions in Article IV, repeated inaccuracies of royalty reports, failure to notify PSRF of infringement, failure to assume duty to indemnify and defend, failure to provide adequate levels of insurance, and attempt to assign rights hereunder. Such termination shall become effective upon final notification by PSRF after the sixty (60) days, unless LICENSEE shall have fully cured any such material breach or default prior to the expiration of the sixty (60) day period. In the event of a dispute as to whether LICENSEE has cured the alleged breach, the matter shall be resolved pursuant to Article XIII of this License Agreement.

14.6 Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles I, VIII, IX, X, XV and paragraphs 14.5 and 14.6 shall survive any such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTs, and complete LICENSED PRODUCTs in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE submit the reports required by Article V hereof.

14.7 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from PSRF. PSRF recognizes the commercial importance that the PATENT RIGHTS may hold for a sublicensee, and PSRF agrees to negotiate such licenses in good faith under reasonable terms and conditions.

ARTICLE XV—MISCELLANEOUS PROVISIONS

15.1 Entire Agreement. This License Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

15.2 Amendment. This License Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

15.3 Severability. Should any provision of this License Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this License Agreement shall be construed in accordance with the modified provision and as if such illegal, invalid or unenforceable provision had not been contained herein.

15.4 No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

15.5 Relationship of Parties. Nothing contained in this License Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

15.6 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this License Agreement, or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver must be in writing.

15.7 Interpretation. The headings of several sections contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

15.8 Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.9 Product Marking. LICENSEE agrees to mark the LICENSED PRODUCTs sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTs shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this License Agreement on the day and year set forth below.

SPHERIC TECHNOLOGIES, INC.
(LICENSEE)

By:	/s/ Michael Kirksey
Name:	MICHAEL KIRKSEY
Title:	VICE PRESIDENT
Date:	July 18, 2006

THE PENN STATE RESEARCH FOUNDATION
(PSRF)

By:	/s/ David E. Branigan
Name:	David E. Branigan
Title:	Treasurer
Date:	July 20, 2006

Appendix A

Spheric Technologies /PSRF License Agreement Royalty Report for the Period                      through

Instructions: Please fill in all boxes (write “none” if not applicable), and sign and date at bottom. All section numbers refer to the License Agreement.

Answer questions 1 and 2 (AND SIGN AND DATE AT BOTTOM) EVEN IF THERE HAS BEEN NO ACTIVITY in reporting period.

1. Number of transactions:	by Spheric ☐	by Sublicensees ☐

2. Any new sublicenses entered into during the period?	yes ☐	no ☐

If yes, attach separate sheet listing names and addresses of sublicensees, and attach sublicense agreements.

Answer this section only if there has been Licensed Product/Process activity or non-running royalty sublicensee payment in reporting period.

Date of Transaction	Type of Transaction	By Spheric or Sublicensee? (if latter, identify)	Product of Process Type (name and id number)	Total Billings	Deductions per § (specify type)	Royalties Due	Customer Name and Address

Number of Royalty Report continuation sheets attached

Non-running royalty payments received from sublicensees (per §     ): $    , of which $     (    %) goes to PSRF.

Specify each sublicensee and amount of payment on separate sheet.

Total amount enclosed $

Spheric Technologies, Inc.

By:	Date:

Name and Title:

Appendix A

Continuation sheet number              to Spheric Technologies /PSRF License Agreement Royalty Report for the

Period                      through

Use this sheet if there are additional transactions to report.

Date of Transaction	Type of Transaction	By Spheric or Sublicensee? (if latter, identify)	Product of Process Type (name and id number)	Total Billings	Deductions per § (specify type)	Royalties Due	Customer Name and Address